Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 1, 2013 relating to the financial statements and financial highlights which appears in the September 30, 2013 Annual Report to the Board of Directors and Shareholders of the FMI Large Cap Fund (a series of FMI Funds, Inc.), FMI Common Stock Fund, Inc. (the “Predecessor Common Stock Fund”) and FMI International Fund (also a series of FMI Funds, Inc.), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
January 28, 2014